Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equity Residential and ERP Operating Limited Partnership for the registration of an unspecified amount of equity and debt securities and to the incorporation by reference therein of our reports dated February 21, 2013 (except for Notes 10, 11 and 17, as to which the date is June 14, 2013), with respect to the consolidated financial statements and schedule of Equity Residential and ERP Operating Limited Partnership included in their Current Report (Form 8-K) dated June 14, 2013 and our reports dated February 21, 2013 on the effectiveness of internal control over financial reporting of Equity Residential and ERP Operating Limited Partnership included in their Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

July 30, 2013